EXHIBIT 99.1

Old Dominion Freight Line, Inc.
Revenue Per Hundredweight Statistics

The revenue per hundredweight statistics for Old Dominion Freight Line, Inc. (the "Company") for the quarterly and year-to-date periods provided in the tables below reflect correcting adjustments related to the manner in which the Company presents purchased transportation for certain truckload brokerage and freight forwarding services. For more information regarding these adjustments, see Note 1 to the Condensed Financial Statements included in Item 1, “Financial Statements” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, filed on August 8, 2013.

Revenue Per Hundredweight

	Quarter
Year	First	Second	Third	Fourth	Annual
2009	$12.69	$12.67	$13.08	$12.97	$12.85
2010	$13.01	$13.09	$13.24	$13.73	$13.28
2011	$14.42	$14.91	$15.00	$15.17	$14.88
2012	$15.22	$15.40	$15.61	$15.87	$15.53
2013	$15.67	$15.76

Revenue Per Hundredweight Excluding Fuel Surcharges

	Quarter
Year	First	Second	Third	Fourth	Annual
2009	$11.65	$11.58	$11.75	$11.57	$11.64
2010	$11.54	$11.48	$11.67	$11.97	$11.67
2011	$12.24	$12.38	$12.55	$12.72	$12.47
2012	$12.70	$12.88	$13.07	$13.21	$12.97
2013	$13.06	$13.25